Exhibit 99.1

Boston Scientific Proposes To Acquire Guidant for $72 Per Share in Cash and Stock; Transaction Valued at $25 Billion

Proposed Transaction Provides a Premium of Approximately 14% to Johnson & Johnson Transaction

Creates World’s Leading Cardiovascular Device Company, Accelerates Diversification and Growth

Natick, MA (December 5, 2005) – Boston Scientific Corporation (NYSE: BSX) announced today that it is proposing to acquire all the outstanding shares of Guidant Corporation (NYSE: GDT) for a combination of cash and stock worth $72 per Guidant share.  Under the Boston Scientific proposal, each share of Guidant common stock will be exchanged for $36 in cash and a fixed number of shares of Boston Scientific common stock having a value of $36 on or about the date that a definitive merger agreement between Boston Scientific and Guidant is signed.  Boston Scientific’s proposal represents a premium of approximately 14% over the $63.43 value proposed to be paid for Guidant shares in the revised Merger Agreement between Guidant and Johnson & Johnson, based on the closing price of Johnson & Johnson’s common stock on December 2, 2005.

The proposed transaction is valued at approximately $25 billion, a premium of approximately $3 billion to the current valuation of the transaction between Johnson & Johnson and Guidant.  Boston Scientific’s proposed price of $72 per share represents a premium of approximately 16% over the closing price of Guidant’s shares on December 2, 2005 – the last day of trading before the Boston Scientific proposal was made public.  Assuming that Boston Scientific and Guidant enter into a definitive agreement by the end of the year, it is anticipated that the proposed transaction will close in the first quarter of 2006.

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“The combination of Guidant and Boston Scientific will create the world’s leading cardiovascular device company accelerating diversification and growth,” said Pete Nicholas, Chairman of Boston Scientific.  “The shareholders of both Guidant and Boston Scientific will benefit from the significant upside potential of the combined company, which will be strongly positioned in a wide range of medical markets and be supported by a more diversified base of revenues and earnings.  Moreover, the financial benefits of this proposal are compelling for Guidant shareholders, as our proposal provides superior value over that provided by the transaction between Guidant and Johnson & Johnson.”

“Our two companies share a proud common heritage as healthcare innovators with a global reach and orientation,” added Nicholas.  “We are excited about the prospect of combining Guidant’s rapidly growing cardiac rhythm management (CRM) business with Boston Scientific’s cardiovascular, endosurgery and neuromodulation businesses.  This transaction provides a unique opportunity to advance our strategy to further diversify and to expand the growth markets we serve.  Combining the resources of two of the earliest pioneers in the field of interventional medicine promises a continuation of the prolific innovation that has enabled major advances in the treatment of so many diseases.  It allows us to become a major provider in the CRM industry.  The transaction will significantly diversify our revenue stream in multiple markets and enhance our overall competitive positioning.”

“This combination is premised on growth, not cost cutting,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific.  “We plan to retain Guidant’s talented employee base, especially its dedicated sales and product development teams.  Both Boston Scientific and Guidant have long traditions of technological innovation and excellence, and we are looking forward to bringing these two great organizations together for the benefit of our customers.  We will continue to offer doctors and their patients the most technologically advanced and highest quality medical devices and therapies.  Additionally, our combined resources and capabilities will allow us to make further investments in our current businesses as well as pursue new revenue opportunities.  The combined company will have a strong balance sheet and increased cash flow.  Through this combination, Boston Scientific becomes more diversified, participating in two of the largest medical device markets – interventional cardiology and cardiac rhythm management.  We believe shareholders will also benefit from the upside potential resulting from a valuation of Boston Scientific that is closer to our more diversified peers.”

“To sum up, our proposal is better for Guidant, its shareholders and its employees than Johnson & Johnson’s revised offer, and can be closed quickly,” said Tobin.  “We look forward to the Guidant board and management team carefully considering our proposal.”

Boston Scientific has received commitment letters from Bank of America, N.A. and Merrill Lynch & Co. for the financing of the transaction.

Below is the text of the letter that was sent to Guidant Chairman James M. Cornelius.

December 5, 2005

Board of Directors

Guidant Corporation

111 Monument Circle, Suite 2900

Indianapolis, IN 46204

Attn: James M. Cornelius

Chairman of the Board

Dear Jim:

We are pleased to submit this proposal to combine the businesses of our two companies, subject to the terms and conditions discussed below.  Our proposal presents a unique opportunity to create the premier cardiovascular device company in the world, combining world-leading products, knowledgeable and experienced employees and world-class research capabilities.  The combination of the two companies will create a global leader in the development of advanced medical devices and the treatment of cardiac and vascular disease.  We believe our proposal is superior, both financially and strategically, to Johnson & Johnson’s revised offer as contemplated by your amended merger agreement with Johnson & Johnson.

We propose to acquire all the shares of Guidant for a combination of cash and stock at a price of $72 per Guidant share.  Under our proposal, each Guidant share will be exchanged for $36 in cash and a fixed number of shares of Boston Scientific common stock having a value of $36 on or about the date that a definitive merger agreement between Boston Scientific and Guidant is signed.

Our proposal provides Guidant shareholders with approximately $3 billion of additional aggregate value over the revised Johnson & Johnson offer, and represents a premium of approximately 14% over the revised Johnson & Johnson offer, based on Friday’s closing price of Johnson & Johnson’s shares.  Under our proposal, upon consummation of the proposed transaction, based on Friday’s closing price of our shares, Guidant shareholders would own approximately 35% of the combined company.  We believe that our current share price does not reflect the true value of our company, and that the stock component of our proposal presents your shareholders with the opportunity for significant additional upside over and above the benefits that we believe would result from the proposed combination.

We have received commitment letters from Bank of America, N.A. and Merrill Lynch & Co., for all the financing we need to consummate the proposed transaction.

Our proposal is subject to completion of a confirmatory due diligence review of your company.  We are available to commence our due diligence review immediately, and we are confident that, with your cooperation, we can complete our review and be in a position to execute a definitive transaction agreement by year end.  Depending on the outcome of our review, we may be able to structure the transaction such that receipt of our shares could be tax-free to your shareholders.  We are also prepared to give you and your representatives access to our non-public information for purposes of your due diligence review of us.

Our board of directors has unanimously approved the submission of our proposal.  Any definitive transaction between Boston Scientific and Guidant would, however, be subject to the final approval of our board and our shareholders.  As you know, approximately 30% of our shares are owned by entities affiliated with John Abele and Pete Nicholas.  Both fully support the proposed transaction.  Our proposal is not subject to any financing condition.

We are prepared to enter into a merger agreement that would provide greater value to your shareholders and would otherwise be substantially similar to the one that you entered into with Johnson & Johnson.  We have conducted a review of the antitrust issues that will be raised by the proposed transaction, and we are confident that we will be able to address these issues quickly.  To that end, we are prepared to divest Guidant’s vascular intervention and endovascular businesses, while retaining shared rights to Guidant’s drug eluting stent program.  We believe that the proposed transaction could close in the first quarter of 2006.

Our two companies share a proud, common heritage as healthcare innovators with a global reach and orientation.  We have great respect for Guidant, its businesses and operations, management and employees.  We are confident in our ability to combine successfully the two companies to enhance opportunities and create additional value for shareholders.  As you know, we are a company that has grown through acquisitions.  We have a proven track record in optimizing the performance of the companies that we have acquired, and we are confident that our respective management teams would manage the integration of our companies in such a way as to maximize the benefits for all our shareholders.

This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed.

We and our financial advisors, Merrill Lynch & Co., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, and our legal advisors, Shearman & Sterling LLP, are prepared to move forward immediately with our proposal.  We believe that it presents a compelling opportunity for both our companies, and look forward to your prompt response.

Very truly yours,

/s/ Pete Nicholas	/s/ Jim Tobin

The transaction is expected to be dilutive to Boston Scientific’s cash earnings per share through 2007 and accretive thereafter.

Boston Scientific’s proposal is subject to completion of a confirmatory due diligence review of Guidant, as well as satisfaction of other customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and approval of its and Guidant’s shareholders.  Boston Scientific has informed Guidant that it is prepared to divest Guidant’s vascular intervention and endovascular businesses, while retaining shared rights to Guidant’s drug eluting stent program.  Boston Scientific is confident that this will address any antitrust issues raised by the proposed transaction.  The proposed transaction is not subject to any financing condition.

Shearman & Sterling LLP is acting as legal counsel to Boston Scientific, and Merrill Lynch & Co., Bear, Stearns & Co. Inc., and Banc of America Securities LLC are acting as financial advisors.

Boston Scientific officials will be discussing the proposed transaction with analysts and investors on a conference call at 10:00 a.m. ET today.  The conference call can be accessed by dialing (888) 428-4480 (U.S. dial-in) or (612) 288-0337 (international dial-in) and ask to be connected to the Boston Scientific conference call beginning at 9:45 a.m. ET.  Accompanying slides will be available on the Boston Scientific’s website.  The Company will webcast the call to all interested parties through its website: www.bostonscientific.com.  Please see the website for details on how to access the webcast.

Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including, among other statements, statements regarding the proposed business combination between Boston Scientific Corporation and Guidant Corporation, and the anticipated consequences and benefits of such transaction.  Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward looking statements.  These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Boston Scientific.  Relevant risks and uncertainties include those referenced in Boston Scientific’s filings with the Securities and Exchange Commission (“SEC”) (which can be obtained as described in “Additional Information” below), and include: general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  Risks and uncertainties relating to the proposed transaction include: Boston Scientific and Guidant will not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals will not be obtained in a timely manner, if at all; the proposed transaction will not be consummated; the anticipated benefits of the proposed transaction will not be realized; and the integration of Guidant’s operations with Boston Scientific will be materially delayed or will be more costly or difficult than expected.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  Boston Scientific assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Additional Information

This material is not a substitute for the prospectus/proxy statement and any other documents Boston Scientific and Guidant would file with the SEC if a definitive agreement with Guidant is executed.  Investors and securityholders are urged to read such prospectus/proxy statement and any other such documents, when available, which would contain important information about the proposed transaction.  The prospectus/proxy statement would be, and other documents filed or to be filed by Boston Scientific and Guidant with the SEC are or will be, available free of charge at the SEC’s website (www.sec.gov) or from Boston Scientific by directing a request to Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attention: Milan Kofol, Investor Relations.

Boston Scientific is not currently engaged in a solicitation of proxies from the securityholders of Boston Scientific or Guidant in connection with Boston Scientific’s proposed acquisition of Guidant or in connection with Johnson & Johnson’s proposed acquisition of Guidant.  If a proxy solicitation commences, Boston Scientific, Guidant and their respective directors, executive officers and other employees may be deemed to be participants in such solicitation.  Information about Boston Scientific’s directors and executive officers is available in Boston Scientific’s proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders.  Additional information about the interests of potential participants will be included in the prospectus/proxy statement Boston Scientific and Guidant would file if a definitive agreement with Guidant is executed.

Contacts

Milan Kofol (508-650-8569)

Investor Relations, Boston Scientific Corporation

Paul Donovan (508-650-8541)

Media Relations, Boston Scientific Corporation

Joele Frank / Andrew Brimmer (212-355-4449)

Joele Frank, Wilkinson Brimmer Katcher

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